UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On June 28, 2019, the Rice Group issued the following press release and posted it to https://eqtpathforward.com/:

LEADING PROXY ADVISORY FIRM ISS RECOMMENDS EQT SHAREHOLDERS VOTE FOR ALL OF THE RICE TEAM’S NOMINEES

Supports Rice Team, Board Nominees and Detailed Plan in a “Referendum” on Management

Highlights Rice Team’s Track Record, Strongly Aligned Incentives, Thorough Business Plan and Significant Upside Potential and Minimal Risk for EQT under Rice Team Leadership

Says Rice Nominees Would Have Robust Industry Experience and The Right Mix of Independence and Diversity to Provide Appropriate Oversight of Management

Notes EQT Management Team Has Failed to Advance Turnaround Efforts at a Satisfactory Pace for Shareholders and Concludes that Substantial Change at the Board Level is Required

References Public Support of Two Large Shareholders For Rice Team

ISS Recommends EQT Shareholders Vote the WHITE Proxy Card to Elect All Seven Rice Team Director Nominees and the Five EQT Nominees Supported by Rice Team

CARNEGIE, PA, June 28, 2019 – The Rice Team (Toby Z. Rice, Derek A. Rice, J. Kyle Derham and William E. Jordan), shareholders of EQT Corporation (NYSE: EQT), today announced that Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, issued a report recommending that EQT shareholders vote on the Rice Team’s WHITE proxy card to elect all seven of the Rice Team’s nominees and the five EQT nominees supported by the Rice Team.

ISS wrote that in its opinion, the Rice Team “has made a compelling case that substantial change at the board level is required.” It went on to say:

“Although there is an elevated bar for supporting a majority slate under ISS’ contest framework, this contest amounts to a referendum as to which management team is better suited to run EQT. Given the [Rice Team]’s track record, strongly aligned incentives, and thorough business plan … It appears that there would be minimal downside risk under the [Rice Team]’s management team relative to both EQT’s current positioning and its future prospects under the incumbents, with significant upside potential.”

ISS concluded that the Rice Team “has not only articulated a compelling case for majority change, but it has appropriately measured its request for board representation by seeking to elect a simple majority and to retain the most qualified and independent members of the management slate. As such, support for all seven [Rice Team] nominees and all five unopposed management nominees in warranted on the [Rice Team] WHITE card.”

In reaching this conclusion, ISS also stated*:

•	“[T]his contest amounts to a referendum as to which management team is better suited to run EQT.”

•	“EQT has underperformed both peers and the index [since the RICE acquisition.] This failure on the part of the legacy team to translate the potential for unique economies of scale as the largest domestic natural gas producer into TSR outperformance amounts to an abject failure.”

•	“[S]hareholders should consider the unique qualifications of the [Rice Team]'s management team…Toby Rice has an intense operational focus that contributed to the building of RICE from the ground up into an entity that EQT deemed worthy of acquiring for $6.6 billion.”

•	“The [Rice Team]’s detailed plan provides a compelling blueprint for effecting a turnaround that goes well beyond an incremental approach to cost structure improvements.”

•	“[I]t appears that the [Rice Team]'s proposed board would have robust industry experience and the right mix of independence and diversity to provide appropriate oversight of management.”

•	“Given the [Rice Team]'s track record, strongly-aligned incentives, and thorough business plan…it appears that there would be minimal downside risk under the [Rice Team]'s management team relative to both EQT's current positioning and its future prospects under the incumbents, with significant upside potential.”

•	“By contrast, the incumbent management team has failed to advance turnaround efforts at a satisfactory pace for shareholders, has identified target initiatives that are vague and unambitious (particularly when considered in the context of EQT's deterioration since the RICE merger), and has failed to communicate with shareholders in an effective manner.”

•	“[T]he reality is that EQT is operating in a challenging gas price environment, with no imminent improvement anticipated by the market. These conditions place a higher premium on a more concerted operational focus, and consequently create a heightened sense of urgency.”

•	[N]either EQT nor any investors appear to question the notion that wells drilled by RICE were more productive than those drilled by EQT. This observation validates the productive potential of the drilling acreage available to EQT and the well-design talents of the Rice Team.

•	“The [Rice Team] raises several other valid points, including that EQT has failed to fully achieve the RICE transaction synergies communicated to the market prior to the deal, that management's guidance relies on unsupported future gas price assumptions that are more bullish than futures contract prices, that the CEO was promoted from the CFO role despite overseeing a disastrous $500 million share repurchase program during the disappointing Q3 2018, and that EQT's cost cutting initiatives are simultaneously vague and unambitious. When viewed in totality, these shortcomings speak not only to concerns with operational abilities, but to an ineffective communication strategy with shareholders. The [Rice Team] has made a compelling case that substantial change at the board level is required.”

•	“[C]hange is necessary to minimize the risk that lingering loyalties to the legacy board’s leadership and direction will hinder EQT’s turnaround efforts.”

•	“Barring greater specificity in the company's cost reduction plans, the lack of improvement in drilling and completion costs despite the passage of time should not give shareholders confidence that the current management team will be able to make meaningful improvement in reducing drilling costs.”

•	“[T]wo significant shareholders (at least one of which voted in favor of the RICE deal) have publicly backed the entire [Rice Team] slate, imparting further credibility to the [Rice Team]'s case. Conversely, no shareholder has publicly supported the incumbent team, due in part perhaps to the resemblance that it bears to the previous management team, which oversaw EQT's severe missteps in 2018.”

“The Rice Team is pleased ISS has recommended shareholders vote for the Rice Team nominees. This clearly affirms that the Rice Team’s plan is the only viable path towards transforming EQT into a modern, low-cost gas operator and realizing the potential of the merger with Rice Energy, and that a majority board change is necessary to ensure this plan is implemented,” said Toby Z. Rice.

Rice continued, “We appreciate that ISS recognizes the value that our highly-qualified director nominees can bring to EQT’s Board. The Rice Team nominees have complementary skills and a commitment to value creation, not maintaining the status quo”

John F. McCartney, a Rice Team nominee, stated, “ISS has clearly recognized The Rice Team’s impressive operational capability, a demonstrated track record of driving positive corporate culture and the technological expertise to achieve advancements that affect all aspects of an organization.”

The Rice Team has a detailed plan for transforming EQT, which is available here. Transforming EQT can only be executed if a majority of the Board of EQT is changed at the annual meeting. Accordingly, the Rice Team urges all shareholders to vote for the Rice Team nominees on the WHITE universal proxy card.

VOTE FOR ALL SEVEN OF THE RICE TEAM’S NOMINEES

AND THE FIVE EQT NOMINEES SUPPORTED BY THE RICE TEAM.

The Rice Team encourages shareholders to review its proxy materials, shareholder letters and its analysis of EQT, all of which are available at www.EQTPathForward.com. For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (800) 207-3159.

*Permission to use quotations neither sought nor obtained from ISS.

Contacts

For Investor Inquiries:

Kyle Derham

kyle@teamrice.com

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

212-269-5550

Rice@dfking.com

For Media Inquiries:

Sard Verbinnen & Co

Jim Barron: 212-687-8080

Kelly Kimberly: 832-680-5120

Rice-SVC@sardverb.com